UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 2, 2009 (December 31, 2008)

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

DOV Pharmaceutical announced today the resignation of Mr. Daniel S. Van Riper, a member of its Board of Directors since 2002.   On Wednesday, December 31, 2008 Mr. Van Riper sent a written notice of resignation to Ms. Barbara Duncan, the Company's Chief Executive Officer as well as a member of its Board of Directors.  The notice did not specify a reason for his resignation and Ms. Duncan is not aware of any disagreements between Mr. Van Riper and any other officer or director of the Company.

Item 8.01. Other Events

DOV Pharmaceutical, Inc. announced today that, after considering the various options available to the Company in light of the Company’s financial circumstances, its Board of Directors has approved a plan to deregister the Company's common stock under the Securities Exchange Act of 1934, as amended. Upon filing of the appropriate form on or about January 16, 2009, the Company's obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately. The deregistration and permanent termination of the Company’s reporting obligations will become effective 90 days after filing, or such shorter period as the SEC may determine. The Company reserves the right to postpone or withdraw such filing at any time prior to its effectiveness without further notice.

Although the Company does not intend to file future reports with the SEC, it does intend to disclose to shareholders any events or circumstances that would reasonably be deemed material under the federal securities laws, such disclosures to be made through press releases or any other such means as the Company deems appropriate.

Although the Company will enjoy some cost savings as a result of the deregistration, its  financial difficulties will remain largely unchanged, and until such time as the Company is able to obtain additional capital it will continue to operate on a very limited basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date: January 2, 2009	By:	/s/ Barbara Duncan
Barbara Duncan
Chief Executive Officer